SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     November 30, 2001

americabilia.com, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-29781	65-0142472
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

150 Cassia Way, Suite 400, Las Vegas, Nevada 89014
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:    (702) 914-8411

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events.

Over the last several months, management has explored various strategies including, but not limited to, potential divestitures, joint marketing ventures, a merger, a re-capitalization or other actions.  Management is unsure that any such plans and actions can be effectively implemented.

At September 30, 2001, the Company had cash and cash equivalents of $35,987.  The Company had working capital of $108,262 and stockholders’ equity of $217,000. Cash decreased by $111,433 during the September 2001 period as compared to December 31, 2000.  The decrease was primarily a result of payments made to reduce accounts payable as well as increased expenses for sales commissions to a broker serving a new customer.

The Company’s cash flows since September 30, 2001 have been adversely impacted by operating losses incurred during the months of October and November 2001, a loss of three significant marketing venues utilizing television shopping channels, and the departures of several key marketing personnel.  The Company’s most significant sales period since inception has been the fourth fiscal quarter of each year and in particular, the shopping period between Thanksgiving and Christmas.  The adverse impact of general economic conditions and recent world events on the demand for the products and services of the Company has been significant.  Expected weak sales in December of 2001 will also have an adverse impact on cash flows.

Management of the Company responded to the slow down in sales with several cash conserving actions.  These steps included the termination of non-essential personnel, reduced work hours for remaining employees, renewed negotiations with several suppliers for reduced costs on goods and services, focused customer satisfaction actions and increased targeted marketing efforts.  The Company has also made an effort to reduce inventory levels to generate cash for the payment of accounts payables.  Management believes that cash flow from operations will not be sufficient to allow the Company to continue in business on the same basis in 2002.

On November 30, 2001, the Company’s Chairman of the Board and President each loaned the Company $125,000 to enable the Company to pay its note payable to a bank in the amount of $250,000.  The loans from the Company’s Chairman of the Board and President are secured by all of the Company's assets.  Notes payable to the Company’s Chairman of the Board and President now aggregate approximately $883,676 in principal amount and are due in 2002.

Effective December 19, 2001, Keith Veltre resigned as President of the Company’s operating subsidiary, Worldwide Collectibles, and as a director of the Company.  Following Mr. Veltre’s resignation, many of the Company’s remaining employees also resigned.  The Company’s President, Gary Moore, has agreed to step in as interim president of Worldwide, a position he held prior to Mr. Veltre joining the Company in August 1999.  In addition, several founding shareholders of the Company who previously provided sales and administrative services to the Company without charge have agreed to do so once again.

Management intends to continue to explore strategic alternatives for the Company and to continue Internet sales of the Company’s products, on a more limited basis, in order to provide cash flow to service the Company’s obligations to creditors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

americabilia.com, Inc.
(Registrant)

Date: December 23, 2001	By:	/s/ Gary Moore
Gary Moore, President